Exhibit 99.1


              Powerwave Technologies Reports First Quarter Results

    SANTA ANA, Calif.--(BUSINESS WIRE)--April 19, 2004--Powerwave Technologies Inc. (NASDAQ:PWAV) today reported net sales of $63.2 million for its first quarter ended April 4, 2004, compared to first quarter fiscal 2003 revenues of $52.2 million. Powerwave also reported a first quarter net loss of $3.3 million, or a basic loss per share of 5 cents for its fiscal first quarter, compared to a net loss of $10.6 million, or a basic loss per share of 16 cents for the prior year period. The first quarter 2003 loss included a one-time non-cash charge of approximately $4.9 million related to the impairment of the company's goodwill.
    "Coming into the first quarter of 2004, we were pleased with the high level of network operator opportunities but concerned that traditional lower first quarter spending patterns might impact our performance, which is why we established a wide range of revenue expectations for the quarter of $63 million-$75 million," stated Bruce
C. Edwards, president and chief executive officer. "For the first quarter of 2004, we did encounter some delays in both our North American and European network operator businesses coupled with the traditional slower first quarter for our OEM customers. While these delays in our network operator business have impacted our revenues for the first quarter, we expect these various opportunities to generate revenues in future quarters. Coupled with our pending acquisition of LGP Allgon Holding AB, which is expected to close within the next month, we remain extremely positive with regards to our longer term outlook for increasing demand within the wireless communications infrastructure industry."
    For the first quarter of 2004, North American revenues were $31.6 million or approximately 50% of revenues, as compared to $32.5 million or approximately 62% of revenues for the first quarter of 2003. Total sales to customers based in Asia accounted for approximately 19% of revenues or $12.3 million for the first quarter of 2004, compared to 6% of revenues or $3.1 million for the first quarter of 2003. Total European and other international revenues for the first quarter of 2004 were $19.3 million or approximately 31% of revenues, as compared to $16.6 million or approximately 32% of revenues for the first quarter of 2003.
    For the first quarter of 2004, sales of Cellular products totaled $22.7 million or 36% of total revenues, PCS product sales totaled $32.6 million or 52% of revenues, and 3G or 2100 MHz product sales totaled $7.9 million or 12% of revenues.
    Powerwave's customer diversification for the first quarter of 2004 includes Nokia Networks accounting for 10% or more of revenues and Nortel Networks Corp. accounting for approximately 54% of revenues. In addition, our total sales to network operators accounted for approximately 25% of revenues in the first quarter of 2004.

    Balance Sheet

    At April 4, 2004, Powerwave had total cash and cash equivalents of $250.4 million. Total assets were $452.5 million with net inventories of $17.3 million and net accounts receivable of $51.2 million.

    LGP Allgon Acquisition Update

    Powerwave has set the date of April 27, 2004, for the Special Meeting of its shareholders to approve the issuance of common stock necessary to consummate the exchange offer for all of the outstanding shares of LGP Allgon Holding AB, a Swedish company. LGP Allgon Holding AB develops, manufactures and markets telecommunications products to improve radio coverage, capacity and data speed in mobile communications networks throughout the world. Shareholders of Powerwave will also be voting on a proposal to amend Powerwave's certificate of incorporation to increase the authorized number of shares of Powerwave's common stock. Proxy materials have been mailed to Powerwave shareholders of record as of March 18, 2004. In addition, the exchange offer to the shareholders of LGP Allgon Holding AB for their outstanding shares of LGP Allgon Holding AB commenced on April 2, 2004, with a scheduled completion date of April 30, 2004. Powerwave currently anticipates final completion and closing of the transaction in May 2004.

    Company Background

    Powerwave Technologies Inc., a TL 9000 and ISO 9001 quality certified company, is a leading supplier of high performance RF power amplifiers for use in wireless communications networks. Powerwave designs, manufactures and markets both single carrier and multi-carrier RF power amplifiers for use in cellular, PCS and 3G base stations throughout the world. Corporate headquarters are located at 1801 E. St. Andrew Place, Santa Ana, CA 92705. Telephone 714-466-1000. For more information on Powerwave's high performance ultra-linear RF power amplifiers and amplifier systems, please call 888-PWR-WAVE (797-9283) or visit the company's Web site at www.powerwave.com.

    Note to Editors: Powerwave, Powerwave Technologies and the
Powerwave Logo are registered trademarks of Powerwave Technologies
Inc.

    Conference Call

    Powerwave is providing a simultaneous Webcast and live dial-in number of its first quarter fiscal 2004 financial results conference call on Monday, April 19, 2004, at 2 p.m. Pacific Time. To access this audio webcast, log onto www.powerwave.com/investor.asp and select the Powerwave Technologies Q1 earnings conference call. The call will last for approximately one hour. To listen to the live call, call 719-457-2681 and request the Powerwave Q1 conference call. A replay of the Webcast will be available beginning approximately two hours after completion of the initial Webcast. Additionally, an audio playback of the conference call will be available at approximately 5 p.m. Pacific Time on April 19, 2004 through April 29, 2004 by calling 719-457-0820 and entering reservation number 255147.

    Forward-Looking Statements

    The foregoing statements regarding the anticipated timing of closing of the acquisition of LGP Allgon and revenue opportunities from wireless network operators are "forward-looking statements." All of these statements are subject to risks and uncertainties which could cause our actual results to differ materially from those projected or implied. Such potential risks and uncertainties include, but are not limited to, in no particular order: failure to obtain stockholder approval for the issuance of shares of common stock in the exchange offer; delays in obtaining the required acceptance level of shareholders of LGP Allgon in the exchange offer; delays or cancellations of wireless network capacity expansions and buildouts for both existing 2G and 2.5G networks and new 3G networks; we require continued success in the design of new amplifier products and such products must be manufacturable and of good quality and reliability; our dependence on single source suppliers for certain key components used in our amplifiers exposes us to potential material shortages; our business requires continued favorable business conditions and growth in the wireless communications market. Powerwave also notes that its reported financial performance and period to period comparisons are not necessarily indicative of the results that may be expected in the future and Powerwave believes that such comparisons cannot be relied upon as indicators of future performance. Powerwave also notes that the market price of its Common Stock has exhibited high levels of volatility and therefore may not be suitable for all investors. More detailed information on these and additional factors which could affect Powerwave's operating and financial results are described in the company's Form 10-K for the fiscal year ended Dec. 28, 2003 which is filed with the Securities and Exchange Commission, and other risks detailed from time to time in the company's reports filed with the Securities and Exchange Commission. Powerwave urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the company faces. Additionally, Powerwave undertakes no obligation to publicly release the results of any revisions to these forward-looking statements which may be made to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.


                     POWERWAVE TECHNOLOGIES INC.
                 CONSOLIDATED STATEMENTS OF OPERATIONS
               (in thousands, except per share amounts)

                                 Three Months Ended   % of Net Sales
                                    (unaudited)        (unaudited)

                                 April 4, March 30, April 4, March 30,
                                    2004      2003     2004      2003

Net Sales                        $63,224   $52,154    100.0%    100.0%
Cost of Sales                     52,450    48,369     83.0      92.7

Gross Profit                      10,774     3,785     17.0       7.3

Operating Expenses:
Sales and Marketing                3,547     2,901      5.6       5.6
Research and Development           9,281     9,950     14.7      19.1
General and Administrative         3,603     3,347      5.7       6.4
Goodwill Impairment                    -     4,852        -       9.3
Total Operating Expenses          16,431    21,050     26.0      40.4

Operating Loss                    (5,657)  (17,265)    (9.0)    (33.1)

Other Income, net                    351       752      0.6       1.4

Loss before Income Taxes          (5,306)  (16,513)    (8.4)    (31.7)
Benefit for Income Taxes          (2,043)   (5,945)    (3.2)    (11.4)

Net Loss                         $(3,263) $(10,568)   (5.2%)   (20.3%)

Net loss per share (basic):        ($.05)    ($.16)
                 (diluted):        ($.05)    ($.16)

Weighted average common shares
 used in computing per share
 amounts           (basic):       63,393    65,877
                 (diluted):       63,393    65,877


                     POWERWAVE TECHNOLOGIES INC.
                 CONSOLIDATED CONDENSED BALANCE SHEETS
                            (in thousands)

                                       April 4, 2004 December 28, 2003

ASSETS                                   (unaudited)      (audited)(a)

Current Assets:
Cash and cash equivalents                  $250,354          $260,528
Accounts receivable, net                     51,204            56,278
Inventories, net                             17,326            15,187
Other current assets                         10,556            13,353
Total Current Assets                        329,440           345,346

Property, plant and equipment, net           65,436            67,975
Other non-current assets                     57,668            52,936
Total Assets                               $452,544          $466,257

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts payable                            $37,212           $48,942
Accrued expenses and other liabilities       15,821            16,159
Total Current Liabilities                    53,033            65,101

Long-term debt                              130,000           130,000
Other non-current liabilities                   119               119
Total Liabilities                           183,152           195,220

Shareholders' Equity:
Total Shareholders' Equity                  269,392           271,037
Total Liabilities and Shareholders'
 Equity                                    $452,544          $466,257

(a)December 28, 2003 balances were derived from audited financial statements.

    CONTACT: Powerwave Technologies, Santa Ana
             Kevin Michaels, 714-466-1608